NON-COMPETITION AGREEMENT

THIS AGREEMENT dated as of March 14, 2010

AMONG:

HIP ENERGY RESOURCE LIMITED, a corporation duly incorporated pursuant to the laws of the British Virgin Islands

(**"HIPRL"**)

AND:

EQUI ENERGY LLC, a limited liability company duly incorporated pursuant to the laws of Texas

(**"EEL"** and together with HIPRL, the **"Seller"** or **"Sellers"**)

AND:

HIP ENERGY CORPORATION, a corporation duly incorporated pursuant to the laws of British Columbia

(**"HIP"**)

AND:

HIP ENERGY (TEXAS) INC., a corporation duly incorporated pursuant to the laws of Texas

(**"HIP Sub"** and together with HIP, the **"Buyer"** or **"Buyers"**)

WHEREAS:

A. Concurrently with the execution of this Agreement, the Buyer and Seller are entering into an asset purchase agreement dated for reference the 14 day of March, 2010 (the **"Asset Purchase Agreement"**), pursuant to which the Buyer has agreed to purchase from the Seller, and the Seller agreed to sell to the Buyer, the Oil and Gas Properties (as such term is defined in the Asset Purchase Agreement) including certain wellbores (the **"Wellbores"**) located on the Oil and Gas Properties used in the business carried on by the Seller;

B. Concurrently with the execution of this Agreement and the Asset Purchase Agreement, the Buyer and Seller are entering into a technology license agreement dated for reference the 14 day of March, 2010 (the **"License Agreement"**), pursuant to which the Seller has agreed to license certain technology assets to the Buyer (as set out in the License Agreement) related to downhole oil and gas recovery (the **"Recovery Technology"**);

C. The Buyer intends to use the Recovery Technology on the Wellbores and other wellbores for the recovery of oil and gas (the **"Business"**) in the United States and Asia (the **"Territory"**); and

D. It is a condition of the Asset Purchase Agreement and a requirement of closing the transactions contemplated thereby that the parties enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the sum of $10.00 paid by the Buyer to the Seller (the receipt and sufficiency of which is hereby acknowledged by the Seller), it is agreed by and between the parties hereto as follows:

1. The Seller covenants and agrees with the Buyer that it will not, at any time during the period commencing on the date of the Agreement and terminating four years from the date hereof, within the Territory, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person or persons, including without limitation any individual, firm, association, syndicate, company, corporation or other business enterprise as principal agent, shareholder, officer, employee, lender, guarantor or in any other manner whatsoever:

(a) purchase, lease or otherwise acquire wellbores for the purpose of utilizing the Recovery Technology or otherwise engaging in downhole oil and gas recovery from wellbores;

(b) sell, assign, or otherwise dispose of wellbores for the purpose of utilizing the Recovery Technology or otherwise engaging in downhole oil and gas recovery from wellbores; or

(c) carry on or be engaged in or be concerned with or interested in any business that is the same as or in competition with the Business.

2. The parties to this Agreement recognize that a breach by any party hereto of any of the covenants herein contained would result in damages to the party in whose favour the covenant is made (the "**Injured Party**") and that such Injured Party could not adequately be compensated for such damages by monetary reward. Accordingly, the parties agree that in the event of any such breach, in addition to all other remedies available at law and equity, the Injured Party will be entitled as a matter of right to apply to a court of competent equitable jurisdiction for such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of this Agreement.

3. If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the enforceability or the validity of any other covenant or provision of this Agreement or any part thereof.

4. The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of each party's business and assets including, without limitation, the Business of the Buyer for which the Wellbores are being purchased and the Recovery Technology licensed, and all such restrictions are reasonable and valid, and all defenses to the strict enforcement thereof are hereby waived by each of the parties.

5. Each provision of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants.

6. This Agreement will be construed in accordance with and governed by the laws enforced from time to time in the State of Nevada.

7. This Agreement will enure to the benefit of and be binding upon the parties and their respective successors, and permitted assigns.

8. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the party or parties affected thereby.

9. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar), nor will any waiver constitute a continuing waiver unless otherwise expressly agreed in writing.

10. This Agreement may not be assigned by the Seller without the prior written consent of the Buyer, which consent may be arbitrarily withheld. This Agreement may be assigned by the Buyer without the consent of the Seller.

11. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

12. This Agreement may be delivered by facsimile transmission or other means of electronic communication capable of producing a printed copy.

13. Each party to this Agreement has been advised to obtain independent legal advice with respect to this Agreement and has done so, or has considered doing so and, in its sole judgment, has decided that such legal advice is not necessary.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

HIP ENERGY CORPORATION

Per: ______________________

Authorized Signatory

HIP ENERGY (TEXAS) INC.

Per: ______________________

Authorized Signatory

HIP ENERGY RESOURCE LIMITED

Per: ______________________

Authorized Signatory

EQUI ENERGY LLC

Per: ______________________

Authorized Signatory